EXHIBIT 2.6
                               EXCHANGE AGREEMENT


         THIS EXCHANGE AGREEMENT (the "Agreement") is made and entered into this ____ day of July, 1999, by and between certain former stockholders (the
"Stockholders") of IDX International, Inc., a Virginia corporation (the "Company"); and eGlobe, Inc., a Delaware corporation ("Acquiror").

         WHEREAS, the Stockholders, other former stockholders of the Company and Acquiror entered into an Agreement and Plan of Merger ("Merger Agreement") dated June 10, 1998, wherein Acquiror, through its wholly owned subsidiary, purchased all of the issued and outstanding stock of the Company in exchange for (a) 500,000 shares of Series B Convertible Preferred Stock, par value $.001 per share, of Acquiror (the "Series B Preferred Stock"), (b) warrants (the "Original Warrants") to acquire up to 2,500,000 shares of Common Stock, par value $.001 per share ("Acquiror Common Stock"), of Acquiror and certain promissory notes in the aggregate principal amount of $5 million, of which $4 million in aggregate principal amount (the "Current Amount") (not including accrued interest) is outstanding (the Subordinated Convertible Promissory Notes");

         WHEREAS, the Company, the Stockholders and Acquiror desire to enter into new arrangements with respect to such securities;

         NOW,   THEREFORE,   in  consideration  of  the  promises,   the  mutual
representations, warranties and covenants set forth herein, the Stockholders and Acquiror hereby agree as follows:

         1. Exchange. At a closing to occur within 10 business days following the execution and delivery of this Agreement (the "Closing"), the Stockholders shall:

         (a) exchange their issued and outstanding shares of Series B Preferred Stock for an equal number of shares of Series H Convertible Preferred Stock, par value $.001 per share, of Acquiror (the "Series H Preferred Stock");

         (b) exchange their Original Warrants for warrants ("Replacement Warrants") to acquire up to 1,250,000 shares of Acquiror Common Stock, pro rated downward based upon the ratio of the number of shares subject to the Original Warrants so exchanged to the number of shares subject to all Original Warrants; and

         (c) exchange their interests in the final two Subordinated Convertible Promissory Notes for 400,000 shares of Series I Convertible Optional Redemption Preferred Stock, par value $.001 per share, of Acquiror (the "Series I Preferred Stock"), pro rated downward based upon the ratio of the interests in the two promissory notes so exchanged to the Current Amount.

The terms of the Series H Preferred Stock and Series I Preferred Stock shall be as set forth in the forms of Certificate of Designations for the Series H Preferred Stock and the Series I Preferred Stock Convertible attached hereto as Exhibit A and B, respectively. The terms of the Replacement Warrants shall be as set forth in the form of Replacement Warrant attached hereto as Exhibit C.

         2. Registration of Stock. Acquiror shall, following the Closing, use its reasonable best efforts, consistent with policies and regulations of the Securities and Exchange Commission, National Association of Securities Dealers and the Nasdaq Stock Market, to register the Acquiror Common Stock issuable upon the conversion of the Series H Preferred Stock and the Series I Preferred Stock, or upon exercise of the Replacement Warrants, respectively, held by Stockholders for public resale, including filing a registration statement with the SEC with respect to such Acquiror Common Stock (a "Resale Registration Statement"), provided that Acquiror shall not be required to disclose in such Resale Registration Statement any material non-public information regarding Acquiror. Acquiror shall use its best efforts to have the Resale Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Acquiror shall maintain the effectiveness of the Resale Registration Statement until all Acquiror Common Stock registered pursuant to the Resale Registration Statement has been disposed of by the Stockholders or such Acquiror Common Stock is otherwise eligible for public resale under applicable securities laws.

         3. Waiver of Right of Setoff and Claims. Pursuant to the terms of the Merger Agreement, Acquiror is entitled to reduce the aggregate principal balance of the Subordinated Convertible Promissory Note due October 30, 1999 (the "Final Note") by the Closing Indebtedness as defined in the Merger Agreement (the "Right of Setoff"). Acquiror has represented that it has claims against the former stockholders of the Company based upon misrepresentations and rights of indemnification, including for a shortfall in net working capital (collectively, "Claims"), in the amount (together with its Right of Setoff) of up to $1 million. Acquiror hereby waives its Right of Setoff and all Claims against the Stockholders (which waiver does not apply to Acquiror's rights against former stockholders of the Company not parties hereto).

         4. Extension of Dividend Note. Each Stockholder that previously owned shares of the Company's preferred stock and accordingly has a right to its pro rata portion of the proceeds from the Subordinated Convertible Promissory Note in the original principal amount of $418,024 relating to the accrued but unpaid dividends on the Company's preferred stock hereby agrees to the extension of the maturity date under such note from May 31, 1999 to July 15, 1999.

         5. Closing. At the Closing, the Stockholders shall (a) deliver to Acquiror certificates evidencing all of their outstanding shares of Series B Preferred Stock duly endorsed in blank or with duly executed stock powers attached and their Original Warrants and (b) cause the Representative (as defined in the Merger Agreement) to deliver the two Subordinated Convertible Promissory Notes to reflect the retirement of their interests therein. In exchange therefor, Acquiror shall deliver to the Stockholders (by delivery to the Representative) at Closing (i) certificates evidencing the shares of Series H Preferred Stock issuable pursuant to Section 1(a), (ii) the Replacement
Warrants issuable pursuant to Section 1(b) evidencing the right to purchase shares of Acquiror Common Stock, (iii) certificates evidencing the shares of Series I Preferred Stock issuable pursuant to Section 1(c) and (iv) new Subordinated Convertible Promissory Notes representing the balance, if any, of the two Subordinated Convertible Promissory Notes payable to the other former stockholders of the Company.

         At the Closing, to the extent permitted by law, each Stockholder's shares of Series B Preferred Stock and Original Warrants shall, by virtue of such Stockholder's execution of this Agreement, be deemed converted into the right to receive an equal number of shares of Series H Preferred Stock and a Replacement Warrant. As a result of such Stockholder's execution of this Agreement, to the extent permitted by law, all of such Stockholder's shares of Series B Preferred Stock and their Original Warrant shall cease to be outstanding and shall be canceled and retired and shall cease to exist even if the certificate representing such shares of Series B Preferred Stock or the Original Warrant are not surrendered.

         6.       Miscellaneous.

                  (a) Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Stockholders and Acquiror.

                  (b) Waiver. Any breach of any obligation, covenants, agreement or condition contained herein shall be deemed waived by the non-breaching party, only by a writing, setting forth with particularity the breach being waived and the scope of the waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other breach. No waiver shall be implied from any conduct or action of the non-breaching party. No failure or delay by any party in exercising any right, power or privilege hereunder or under the Series B Preferred Stock, the Replacement Warrants or the Series I Preferred Stock and no course of dealing by any party shall operate as a waiver and any right, power or privilege hereunder or under the Series B Preferred Stock, the Replacement Warrants or the Series I Preferred Stock nor shall any single or partial exercise thereof or the exercise of any other right, power or privilege.

                  (c) Binding Nature of Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Any such assignment without the prior written consent of all the parties shall be invalid.

                  (d) Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein.

                  (e) Expenses. Except as provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                  (f) Counterparts. This Agreement may be signed in counterparts with the same effect as if all parties had signed one and the same instrument.

                  (g) Form of Signature. The parties hereto agree to accept a facsimile transaction copy of their respective signatures as evidence of their respective actual signatures to this Agreement; provided, however, that each party who produces a facsimile signature agreement, by the express terms hereof, to place, immediately after transmission of its signature by fax, a true and correct original copy of its signature in overnight mail to the address of the other party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.



                                     ACQUIROR

                                        eGLOBE, INC.


                                        By:
                                           -------------------------------------
                                            Christopher J. Vizas
                                            Chairman and Chief Executive Officer




                                     STOCKHOLDERS*

                                        ----------------------------------------
                                        HILK International, Inc.


                                        ----------------------------------------
                                        Chatwick Investments, Ltd.


                                        ----------------------------------------
                                        Jeffey J. Gee


                                        ----------------------------------------
                                        Yi-Shang Shen


                                        ----------------------------------------
                                        Michael Muntner


                                        ----------------------------------------
                                        Trylon Partners, Inc.


                                        ----------------------------------------
                                        Orville Greynolds


                                        ----------------------------------------
                                        Teknos Communications, S.A.

                                        ----------------------------------------
                                        Tenrich Holdings, Ltd.


                                        ----------------------------------------
                                        Telecommunications Development
                                           Corporation.


                                        ----------------------------------------
                                        Cheng Li-Yun Chang


                                        ----------------------------------------
                                        Silicon Applications Corporation


                                        ----------------------------------------
                                        Chih Hsian Chang


                                        ----------------------------------------
                                        Ming Yang Chang


                                        ----------------------------------------
                                        Kou Yuan Chen


                                        ----------------------------------------
                                        Hao Li Lin


                                        ----------------------------------------
                                        Tien Fu Jane


                                        ----------------------------------------
                                        Chuang Su Chen


                                        ----------------------------------------
                                        Flextech Holdings Ltd.

*By Jeffey Gee
   under an Agreement to Amendment
   authorizing execution of this
   Agreement on such Stockholders'
   behalf



-------------------------------------
Jeffey Gee